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                                                                     EXHIBIT 21



                              LIST OF SUBSIDIARIES
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American Homestar Corporation
Nationwide Housing Systems, Inc.
Nationwide Housing Corporation
Nationwide West, Inc.
Nationwide NC Homes, Inc.
Nationwide of Alabama, Inc.
Nationwide East, Inc.
Associated Retailers Group, Inc.
Roadmasters Transport Company, Inc. (51% owned)
American Homestar Financial Services, Inc.
Western Insurance Agency, Inc.
Lifestar Reinsurance, Ltd.
21st Century Mortgage Corporation (50% owned)
Oak Creek Housing Corporation
American Homestar of Burleson, Inc.
American Homestar of Lancaster, Inc.
Oak Creek Homes, Inc.
Heartland Homes, Inc.
Guerdon Holdings, Inc.
Guerdon Homes, Inc.
Brilliant Holding Corporation
Brilliant Carriers, Inc.
Brilliant Homes Corporation